AGREEMENT OF SHARE EXCHANGE AND PLAN OF REORGANIZATION


     THIS AGREEMENT made and entered into as of the 3rd day of April, 2000, by and between Rim.Com Inc., a Nevada corporation (hereinafter called "RC"), and Rimmer Computer, Inc., an Arizona corporation (hereinafter called "Rimmer").

     WITNESSETH THAT:

     A. RC is a recently formed corporation.

     B. Rimmer is a private company which serves as a computer software/hardware consultant.

     C. Subject to the approval of the Board of Directors of RC and Rimmer, RC and Rimmer shall enter into an Agreement of Exchange (hereinafter called the "Exchange Agreement") in substantially the form attached hereto and made a part hereof as Exhibit A, which provides, among other things, for the issuance by RC of 3,400,000 of its restricted common stock shares to the shareholders of Rimmer (the "Exchange").

     D. Following the Exchange under the Exchange Agreement, Rimmer will be a wholly-owned subsidiary of RC.

     E. It is intended that the transactions contemplated by this Agreement shall constitute an exchange conforming to the provisions of Section 368(a)(2) of the Internal Revenue Code of 1954.

     NOW THEREFORE, in consideration of the mutual covenants and agreements and the benefits to be realized by each of the parties, the following transactions are hereby agreed to, subject to the conditions hereinafter stated:

     1. THE EXCHANGE

          (a) In accordance with the Exchange Agreement, on the Closing Date hereinafter referred to, and in exchange for all of the then issued and outstanding shares of capital stock of Rimmer (the "Rimmer Capital Stock"), RC shall issue the number of fully paid and nonassessable shares of voting RC common stock, $.001 par value per share (hereinafter called "RC Common Stock") in order to permit the Exchange to be effected in accordance with the terms of the Exchange Agreement, on the basis of One Thousand Seven Hundred (1,700) shares of RC Common Stock for each One (1.0) share of Rimmer Capital Stock.

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          If between the date hereof and the Closing  Date,  RC shall effect any reclassification, recapitalization, subdivision, combination or exchange of shares, in respect of the outstanding shares of common stock of RC or a stock dividend thereon shall be declared with a record date within said period, the per share amounts of RC Common Stock to be issued and delivered in the Exchange shall be appropriately adjusted.

          (b) RC shall issue and deliver as and when required by the Exchange Agreement, certificates representing the shares of RC Common Stock for which the shares of Rimmer Capital Stock outstanding immediately prior to the effective time of the Exchange shall have been exchanged as provided in the Exchange Agreement.

          (c) Rimmer shall submit this Agreement and the Exchange Agreement to its shareholders for unanimous written consent, in accordance with Arizona law. Rimmer shall use its best efforts to receive such consents on or before April 6, 2000, or as soon thereafter as practical. Rimmer shall use its best efforts to obtain the affirmative vote of shareholders required to approve this Agreement, the Exchange Agreement and the transactions contemplated herein and therein.

          (d) RC is not required under Nevada corporate law to submit this Agreement and the Exchange Agreement to its shareholders for approval. However, RC shall use its best efforts on or before April 6, 2000, or as soon thereafter as practical, to obtain the written consent of its sole shareholder.

          (e) Following the approval of the Exchange by the stockholders of Rimmer, and upon execution of the Exchange Agreement by the officers of RC and Rimmer, a certificate of Exchange containing the information required by Nevada and Arizona corporate law shall be executed by the appropriate officers of RC.

     2. CLOSING

          (a) The closing of all the transactions contemplated hereby (herein called the "Closing" or the "Closing Date") shall take place at the offices of rimmer in Scottsdale, Arizona at 9:00 a.m. on a date within five (5) business days after all of the conditions described in paragraphs 13 and 14 hereof have been satisfied or, to the extent permitted in paragraph 15 hereof, their satisfaction has been waived. RC and Rimmer will use their best efforts to obtain the approvals specified in paragraph 7 hereof and any other of the consents, waivers or approvals necessary or desirable to accomplish the transactions contemplated by this Agreement and the Exchange Agreement. All documents required to be delivered by each of the parties hereto shall be duly delivered to the respective recipient thereof at or prior to the Closing. In no event shall the Closing Date be later than April 30, 2000, and if it is delayed beyond said date the either party shall have the right to terminate this Agreement upon notice to that effect.

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          (b) At the  Closing,  RC and  Rimmer  shall  jointly  direct  that the
Certificate of Exchange be duly filed, and it shall in accordance with such direction be filed, in the Office of the Secretary of States of Nevada and Arizona so that the Exchange shall be effective on the Closing Date.

     3. INVESTIGATION BY THE PARTIES

     RC and Rimmer each may, prior to the Closing Date, make or cause to be made such investigation of the properties of the other and its subsidiaries and of its financial and legal condition as the party making such investigation deems necessary or advisable to familiarize itself with such properties and other matters, provided, that such investigation shall not interfere with normal operations. RC and Rimmer each agrees to permit the other and its authorized agents or representatives to have, after the date of execution hereof, full access to its premises and to all of its books and records at reasonable hours, and its subsidiaries and officers will furnish the party making such investigation with such financial and operating data and other information with respect to the business and properties of it and its subsidiaries as the party making such investigation shall from time to time reasonably request. No investigation by RC or Rimmer shall affect the representations and warranties of the other and each such representation and warranty shall survive any such investigation. Each party further agrees that in the event that the transactions contemplated by this Agreement shall not be consummated it and its officers, employees, accountants, attorneys, engineers and other representatives will not disclose or make available to any other person or use for any purpose unrelated to the consummation of this Agreement any information, whether written or oral, with respect to the other party and its subsidiaries or their business which it obtained pursuant to this Agreement. Such information shall remain the property of the party providing it and shall not be reproduced or copies without the consent of such party. In the event that the transactions contemplated by this Agreement shall not be consummated, all such written information shall be returned to the party providing it.

     4. SHAREHOLDERS OF RIMMER

     Prior to the Closing Date, Rimmer agrees to obtain from each of its shareholders an agreement to the effect that: (a) such shareholder is acquiring the RC Common Stock to be received by him hereunder for his own account, not with a view toward distribution and through to a private placement by RC pursuant to Rule 506 of the Securities and Exchange Commission; and (b) such shareholder will not sell any portion of his RC Common Stock for a period of two years after the Closing Date.



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     5. STATE SECURITIES LAWS

     RC and Rimmer will each take such steps as may be necessary on their respective parts to comply with any state securities or so- called Blue Sky laws applicable to the action to be taken by them in connection with the Exchange and the delivery by RC to Rimmer shareholders of the RC Common Stock pursuant to this Agreement and the Exchange Agreement.

     6. BUSINESS PENDING THE CLOSING

          (a) From the date of this Agreement to and including the Closing Date, except as may be first approved by Rimmer or as is otherwise permitted or contemplated by this Agreement: (i) RC (which term shall, where applicable in this paragraph 6, also refer to the subsidiaries of Rimmer specified in paragraph 10 hereof) shall conduct its business only in the usual and ordinary course without the creation of any additional indebtedness for money borrowed maturing in more than one year; (ii) no change shall be made in the authorized capitalization of RC except as contemplated by this Agreement; (iii) no shares of capital stock of Rimmer shall be authorized for issuance or issued and no agreement or commitment for the issuance hereof shall be entered into; (iv) no rights or elections shall be created or granted to purchase stock under any employee stock bonus, thrift or purchase plan or otherwise; (v) no amendment shall be made to RC's Articles of Incorporation or Bylaws, except as contemplated by this Agreement; (vi) no modification shall be made in RC's present employee benefit programs or in its present policies in regard to the payment of salaries or compensation to its personnel and no increase shall be made in the compensation of its personnel; (vii) no contract or commitment shall be entered into by or on behalf of RC and no sale or purchase of assets shall be made except in the ordinary course of business; (viii) RC will use all reasonable and proper efforts to preserve its business organization intact, to keep available the services of its present employees and to maintain satisfactory relationships between RC and its suppliers, customers, regulatory agencies, and other having business relations with it; (ix) RC shall make no amendments or contributions to any profit sharing plan; and (x) the Board of Directors of RC will not declare any dividends on, or otherwise make any distribution in respect of, its outstanding shares of capital stock;

          (b) From the date of this Agreement to and including the Closing Date, except as may be first approved by RC or as is otherwise permitted or contemplated by this Agreement: (i) Rimmer (which term shall, where applicable in this paragraph 6, also refer to the subsidiaries of Rimmer specified in paragraph 11 hereof) shall conduct its business only in the usual and ordinary

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course without the creation of any additional indebtedness exceeding $10,000 for money borrowed maturing in more than one year, except for the lease of capital equipment pursuant to leasing company commitments outstanding prior to the date of this Agreement; (ii) no change shall be made in the authorized capitalization of Rimmer, except as contemplated by this Agreement; (iii) no shares of capital stock of Rimmer shall be authorized for issuance or issued and no agreement or commitment for the issuance thereof shall be entered into; (iv) no rights or elections shall be created or granted to purchase stock under any employee stock bonus, thrift or purchase plan or otherwise; (v) no amendment shall be made to Rimmer's Articles of Incorporation or Bylaws, except as contemplated by this Agreement; (vi) no modification shall be made in Rimmer's present employee benefit programs or in its present policies in regard to the payment of salaries or compensation to its personnel and no increase shall be made in the compensation of its personnel, provided that nothing herein shall preclude, (1) the continuation of Rimmer's present practice of periodically reviewing the salaries of its personnel and granting normal increase in such salaries or compensation to such personnel, or (2) the hiring of new personnel at a salary or compensation deemed reasonable in the ordinary course of business; (vii) no contract or commitment shall be entered into by or on behalf of Rimmer and no sale or purchase of assets shall be made except in the ordinary course of business; (viii) Rimmer will use all reasonable and proper efforts to preserve its business organization intact, to keep available the services of its present employees and to maintain satisfactory relationships between Rimmer and its suppliers, customers, regulatory agencies, and others having business relations with it; (ix) Rimmer shall make no amendments or contributions to its profit sharing plan; and (x) the Board of Directors of Rimmer will not declare any dividends on, or otherwise make any distribution in respect of, its outstanding shares of capital stock.

     7. EFFORTS TO OBTAIN APPROVALS AND CONSENTS

     In addition to RC and Rimmer obtaining the requisite shareholder approval as described in paragraph 1 hereof, RC and Rimmer will use all reasonable and proper efforts to obtain, where required, the approval and consent: (i) of any governmental authorities having jurisdiction over the transactions contemplated in this Agreement; and (ii) of such other persons whose consent is required to the transactions contemplated by this Agreement.

     8. COOPERATION BETWEEN PARTIES

     RC and Rimmer shall fully cooperate with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement, including the preparation of financial statements and the supplying of information.

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
     9. NO TAX RULING

     RC and Rimmer agree that they will not attempt to obtain ruling from the United States Internal Revenue Service to the effect that for Federal income tax purposes no gain or loss will be recognized to the holders of Rimmer Capital Stock upon the receipt of RC Common Stock in exchange for their Rimmer shares in accordance with the provisions of this Agreement.

     10. REPRESENTATIONS OF RC

     RC represents, warrants and agrees that:

          (a) RC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and it and its subsidiaries are duly qualified to do business and in good standing in every jurisdiction in which the nature of its business of the character of its properties makes such qualification necessary. RC's subsidiaries and a list of jurisdictions in which Rc or its subsidiaries is so qualified is set forth in a memorandum prepared by RC and previously furnished to Rimmer. RC and each of its subsidiaries has the corporate power and any necessary governmental authority to own or lease their respective properties now owned and to carry on their respective business as now being conducted. RC owns 100% of the outstanding capital stock of each of its subsidiaries.

          (b) As of March 31, 2000, the capitalization of RC and its subsidiaries is as set forth in financial statements previously furnished to Rimmer. The outstanding capital stock of RC has been duly authorized and issued and is fully paid and nonassessable. RC has no commitment to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from RC, any shares of its capital stock, except for those shares issued in conformity with paragraph 6(a)(iii) above.

          (c) The shares of RC Common Stock which are to be issued and delivered to the Rimmer shareholders pursuant to the terms of this Agreement and the Exchange Agreement, when so issued and delivered, will be validly authorized and issued and will be fully paid and non-assessable. No stockholder of RC, or other person, will have any preemptive rights in respect to the RC Common stock.

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
          (d) All of the above financial statements present fairly the consolidated financial position of RC subsidiaries, at the periods indicated, and the consolidated results of their operations and changes in their financial position for the year and periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. RC has no material liabilities or commitments other than as listed or noted on the aforesaid financial statements, or as incurred in the ordinary course of business. Since March 31, 2000 to the date of this Agreement, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of RC or its subsidiaries, except in the ordinary course of business or as contemplated by this Agreement nor has RC or its subsidiaries, except in the ordinary course of business or as contemplated by this Agreement nor has RC or its subsidiaries incurred any indebtedness for money borrowed. All tax returns and reports of RC and its subsidiaries required by law to be filed have been duly filed and all taxes, assessments and other governmental charges now due (other than any still payable without penalty) upon RC and its subsidiaries or upon any of their properties or assets. All amounts which have been reflected as liabilities on the books of RC and its subsidiaries in respect of taxes are considered adequate and RC does not know of any actual or proposed additional assessments in respect of taxes, against either it or its subsidiaries.

          (e) Except for changes resulting from the ordinary course of its business, RC and its subsidiaries own, and will on the Closing Date own, the full right, title and interest in and to all their property and assets (excluding property leased from others) in each case free and clear of all mortgages, liens, restrictions, charges and other encumbrances and defects of title (other than easements, rights of way, reservations and other conditions of title, encumbrances and defects of title which are not individually or in the aggregate materially adverse to the business of RC and its subsidiaries).

          (f) Subsequent to March 31, 2000, RC has not declared or paid any dividend on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock or authorized the creation or issuance of, or issued any additional shares of stock, or agreed to take any such action, except as expressly provided for in Paragraph 6(a)iii above this Agreement. RC will not take any such action during the period between the date hereof and the Closing Date except as provided herein.

          (g) Neither RC nor any of its subsidiaries is engaged in or a party to, or to the knowledge of RC threatened with, any material legal action or other proceeding before any court or administrative agency, except as set forth and described in a memorandum prepared by RC and previously furnished to Rimmer. Neither RC nor any of its subsidiaries, to the knowledge of RC, has been charged

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with, and is not under  investigation  with regard to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business except as set forth in said memorandum.

          (h) There has not been, since March 31, 2000, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of RC or its subsidiaries except in the ordinary course of business.

          (i) RC and its subsidiaries have adequate franchises, permits or operating rights without unusual restrictions to allow them to conduct the business in which they are presently engaged except in certain instances where in the reasonably exercised judgment of RC the lack of a current franchise, permit or operating right has no adverse effect on the conduct of such business.

          (j) Except in each case as set forth in a memorandum prepared by RC and previously furnished to Rimmer, as of the date of this Agreement neither RC nor any of its subsidiaries is a holder of or a party to any: (i) written or oral contract for employment of any officer or other person, (ii) contract with any labor union, (iii) bonus, pension, profit sharing, retirement, stock purchase, stock option, insurance, or similar plan or practice in effect with respect to its employees or other person, (iv) indenture of mortgage, debenture, indenture, loan or borrowing agreement, (v) bonding arrangement, including performance bond, (vi) continuing contract for future purchase, sale, lease or distribution of materials, services, supplied, products, or equipment involving annual payments in excess of $10,000, (vi) lease or other commitment for the rental of office space, storage or other facilities, (viii) contract or lease agreement for the acquisition or lease of motor vehicles, (ix) patent, patent application, patent right, patentable inventions, trademark, trademark registration and applications therefor, trade name, copyright, copyright registration and application therefor, patent license granted to or by RC or its subsidiaries and in force or contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries improvements, shop rights, processes, formulae or other know-how, presently owned or held, in whole or in part, by RC or its subsidiaries, (x) insurance policy covering its properties, buildings, machinery, equipment, furniture, fixtures or operations, or the life of any person, (xi) agreement between a present employee of RC and persons, firms or corporations other than RC relating in whole or in part to disclosure, assignment or patenting of inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, including without limitation thereto, to the best knowledge of RC, agreements entered into by such employees prior to the time they became employees of RC, or (xii) material contract or commitment not made in the ordinary course of business.

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          (k) The  execution and carrying out of this  Agreement and  compliance with the terms and provisions hereof by RC will not conflict with or result in any material breach of any of the terms, conditions, or provision of, or constitute a default under, or result in the creation of, any lien, charge or encumbrance upon any of the property or assets of RC or any of its subsidiaries pursuant to any corporate charter, bylaw, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement), or other instrument to which RC or any of its subsidiaries is a party or by which they are bound or affected.

          (l) This Agreement and the memoranda and documents furnished hereunder on behalf of RC do not contain any untrue statement of a material fact nor omit to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading; and there is no fact which materially adversely affects or in the future (so far as RC can now foresee) will materially adversely affect the business operations, affairs or condition of RC or its subsidiaries or any of the properties or assets which has not been set forth in this Agreement and other documents and papers furnished hereunder.

     11. REPRESENTATIONS OF RIMMER

     Rimmer represents, warrants and agrees that:

          (a) Rimmer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Rimmer has the corporate power and any necessary governmental authority to own or lease its properties now owned or leased and to carry on its business as now being conducted. Rimmer is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary.

          (b) As of September 30 and December 31, 1999, the capitalization of Rimmer is as set forth in financial statements previously furnished to RC. Rimmer has no commitment to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from Rimmer, any shares of its capital stock, except for those shares issued or to be issued in conformity with paragraph 6(b)(iii) above.

          (c) Rimmer has furnished RC with copies of its 1997 and 1998 federal tax returns which contain certain financial information of Rimmer for said year. All of the above financial statements present fairly the consolidated financial position of Rimmer at the periods indicated, and the consolidated results of

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operations  and changes in  financial  position  for the  periods  then ended in conformity with generally accepted accounting principles applied on a consistent basis. Rimmer has no material liabilities or commitments other than as listed or noted on the aforesaid financial statements, or as incurred in the ordinary course of business since the date of said financial statements, except under agreements described in the memorandum referred to in paragraph 11(i) hereof. Since December 31, 1999, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of Rimmer or its consolidated subsidiaries, and no change except in the ordinary course of business or as contemplated by this Agreement. All tax returns and reports of Rimmer and its subsidiaries required by law to be filed have been duly filed and all taxes, assessments and other governmental charges now due (other than any still payable without penalty) upon Rimmer and its subsidiaries or upon any of their properties or assets have been paid. All amounts which have been reflected as liabilities on the books of Rimmer and its subsidiaries in respect of taxes are considered adequate and Rimmer does not know of any actual or proposed additional assessments in respect of taxes, against either it or its subsidiaries.

          (d) Except for changes resulting from the ordinary course of its business and except for the mortgages, liens, restrictions, charges and other encumbrances set forth in a memorandum prepared by Rimmer and previously furnished to RC, Rimmer and its subsidiaries own, and will on the Closing Date own, the full right, title and interest in and to all their property and assets (excluding property leased from others) in each case free and clear of all mortgages, liens, restrictions, charges and other encumbrances and defects of title (other than easements, rights of way, reservations and other conditions of title, encumbrances and defects of title which are not individually or in the aggregate materially adverse to the business of Rimmer and its subsidiaries).
(e) Subsequent to December 31, 1999, Rimmer has not declared or paid any dividend on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock or authorized the creation or issuance of, or issued any additional shares of stock, or agreed to take any such action, except as expressly provided for in this Agreement. Rimmer will not take any such action during the period between the date hereof and the Closing Date except as provided herein.

          (f) Neither Rimmer nor any of its subsidiaries is engaged in or a party to, or to the knowledge of Rimmer threatened with, any material legal action or other proceeding before court or administrative agency except as set forth in a memorandum prepared by Rimmer and previously furnished to RC. Neither Rimmer nor any of its subsidiaries, to the knowledge of Rimmer, has been charged with, or is under investigation with respect to, any charge concerning any

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presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business except as set forth in said memorandum.

          (g) There has not been, since December 31, 1999, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of Rimmer or its subsidiaries, except in the ordinary course of business.

          (h) Rimmer and its subsidiaries have adequate franchises, permits or operating rights without unusual restrictions to allow them to conduct the business in which they are presently engaged, except in certain instances where in the reasonably exercised judgment of Rimmer the lack of a current franchise, permit or operating right has no adverse effect on the conduct of such business.

          (i) Except in each case as set forth in a memorandum prepared by Rimmer and previously furnished to RC, as of the date of this Agreement neither Rimmer nor any of its subsidiaries is a holder of or a party to any written or oral (i) contract for employment of any officer or other person other than its officers and Directors, (ii) contract with any labor union, (iii) bonus, pension, profit sharing, retirement, stock purchase, stock option, insurance, or similar plan or practice in effect with respect to its employees or other persons, (iv) indenture of mortgage, debenture, indenture, loan or borrowing agreement, (v) bonding arrangement, including performance bond, (vi) continuing contract for future purchase, sales, lease or distribution of materials, services, supplies, products, or equipment involving annual payments in excess of $10,000, (vii) lease or other commitment for the rental of office space, storage or other facilities, (viii) contract or lease agreement for the acquisition or lease of motor vehicles, (ix) patent, patent application, patent right, patentable inventions, trademark, trademark registration and applications therefor, trade name, copyright, copyright registration and application therefor, patent license granted to or by Rimmer or its subsidiaries and in force or contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, presently owned or held, in whole or in part, by Rimmer or its subsidiaries, (x) insurance policy covering its properties, buildings machinery, equipment, and persons, firms or operations, or the life of any person other than Mr. Korndorffer and Ms. Strauch, (xi) agreement between a present employee of Rimmer and persons, firms or corporations other than Rimmer relating in whole or in art to disclosure, assignment or patenting of inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, including without limitation thereto, to the best knowledge of Rimmer, agreements entered into by such employees prior to the time they became employees of Rimmer, or (xii) material contract or commitment not made in the ordinary course of business.

          (j) Rimmer has the corporate power to enter into this Agreement, the execution and delivery and performance of this Agreement have been duly authorized by all requisite corporate action, and this Agreement constitutes the valid and binding obligation of Rimmer.

          (k) The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by Rimmer will not conflict with or result in any beach of any of them terms, conditions or provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance upon any of the properties or assets of Rimmer or any of its subsidiaries pursuant to any corporate charter, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement) or other instrument to which Rimmer or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected.

          (l) This Agreement and the memoranda and documents furnished hereunder on behalf of Rimmer do not contain any untrue statement of a material fact nor omit to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading; and there is no fact which materially adversely affects or in the future (so far as Rimmer can now foresee) will materially adversely affect the business operations, affairs or condition of vitro or any of its subsidiaries or any of its or their properties or assets which has not been set forth in this Agreement or other documents and papers furnished hereunder.

     12. SURVIVAL OF WARRANTIES

     The representations and warranties made herein by RC and Rimmer shall survive the Closing hereunder.


     13. CONDITIONS TO THE OBLIGATIONS OF RC

     The obligations of RC hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the unanimous written consent of the outstanding shares of Rimmer Capital Stock and Rimmer's Board of Directors.

          (b) Each shareholder of Rimmer will have properly executed and delivered the shareholders agreement described in paragraph 4 hereof.

          (c) The representations and warranties of Rimmer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for changes permitted by this Agreement or those incurred in the ordinary course of business, and RC shall have received from Rimmer at the Closing a certificate, dated the Closing Date, of the President of Rimmer to that effect.

          (d) Each and all of the respective agreements of Rimmer to be performed on or before the Closing Date pursuant to the terms hereof shall in all material respects have been duly performed and Rimmer shall have delivered to RC a certificate dated the Closing Date, of the President of Rimmer to that effect.

     14. CONDITIONS TO THE OBLIGATIONS OF RIMMER

     The obligations of Rimmer hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the unanimous written consent of the outstanding shares of RC Common Stock and RC's Board of Directors.

          (b) All the terms and covenants of this Agreement to be complied with or performed by RC shall have been fully complied with and performed.

          (c) All representations and warranties of RC contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and RC shall have delivered to Rimmer a certificate dated the Closing Date of the President of RC to that effect.

          (d) The necessary approvals described in paragraph 7 hereof shall have been granted.

          (e) On the Closing Date, RC shall have furnished Rimmer with a copy of Board of Director Minutes which state that Messrs. King, Korndorffer, and Gunderson and Ms. Strauch have been appointed as officers and Directors of RC and such individuals have been granted options for an aggregate of 1,750,000 shares of RC's common stock pursuant to a duly authorized stock option plan.

     15. TERMINATION AND MODIFICATION RIGHTS

          (a) This Agreement (except for the last three sentences of paragraph 3 hereof) may be terminated at any time prior to the Closing Date by (1) mutual consent of the parties hereto authorized by their respective Boards of Directors or (2) upon written notice to the other party, by either party upon authorization of its Board of Directors:

               (i) if in its reasonably exercised judgment there shall have occurred a material adverse change in the financial condition or business of the other party or the other party shall have suffered a material loss or damage to any of its property or assets, which change, loss or damage materially affects or impairs the ability of the other party to conduct its business, or if any previously undisclosed condition which materially adversely affects the earning power or assets of either party comes to the attention of the other party;

               (ii) if the terms, covenants or conditions of this Agreement to be complied with or performed by one of the other parties at or before the Closing Date shall not have been materially complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the party giving notice of termination; and

               (iii) if any action or proceeding shall have been instituted or threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or if the consummation of such transactions would subject either of such parties to liability for breach of any law or regulation.

          (b) As provided in paragraph 2(a), this Agreement may be terminated by either party upon notice to the other in the event the Closing shall not be held by April 30, 2000.

          (c) Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to the benefit thereof, by action taken by the Board of Directors of such party; and any such term or condition may be amended at any time, by an agreement in writing executed by the chairman of the Board or the President of each of the parties pursuant to authorization by the respective Boards of Directors; provided however, that no amendment of any principal term of the Exchange shall be effected after approval of this Agreement by the shareholders of Rimmer, unless such amendment is approved by such shareholders in accordance with the respective state corporation law.

          (d) This Agreement has been entered into with the understanding that after the Closing, RC, without any placement assistance from Rimmer, will conduct two private placements of common stock simultaneously in New York, New Jersey, Florida, Arizona and such other states as to be determined and will sell up to 1,000,000 shares of free trading RC common stock at $.30 per share to accredited investors and will sell up to 500,000 shares of restricted RC common stock at $.10 per share to investors who are not accredited investors (the "Private Placements"). The Private Placement to accredited investors will have a minimum escrow amount of $240,000 (800,000 shares) and the Private Placement to non- accredited investors will have a minimum escrow amount of $10,000 (100,000 shares). Therefore, the total gross proceeds from the Private Placements will be no less than $250,000 and no more than $350,000. In the event RC fails to raise the Private Placement minimum of $250,000 and fails to break the escrow by June 15, 2000, a majority of the shareholders of Rimmer may elect to terminate this Agreement and return all of the RC Common Stock to RC and receive the return of all of the Rimmer Captial Stock. Notice of such election by a majority of the Rimmer shareholders must be delivered to RC on or before June 30, 2000. During the period the Private Placements are being conducted by RC, Rimmer and RC shall refrain form incurring any debts in the name of the other company.

     16. EXPENSES

     In the event this Agreement is terminated without consummation at the Closing, RC and Rimmer shall each pay all of its respective expenses incurred for the purpose of carrying this Agreement into effect, except that each party hereto, in addition to its own expenses, shall pay all of the non-breaching party's reasonable out-of-pocket expenses if termination is caused by a breach of any representation or warranty made in this Agreement or a default by said party in performance of any obligation hereunder. In addition to its own expenses, RC shall be solely liable for and shall bear the sole responsibility for paying the fees of Semple & Cooper, LLP for its services in auditing Rimmer and RC.

     17. FINDERS

     Each of the parties represents that no broker, agent, finder or similar person has been retained or paid and that no brokerage fee or other commission has been agreed to be paid for or on account of this Agreement.

     18. GOVERNING LAW AND VENUE

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, United States of America. The parties hereby expressly agree that the proper venue for any claim or cause of action by the parties shall be district Court for Maricopa County, Arizona and the each party upon execution of this Agreement consents to the service of process from such court.

     19. NOTICES

     Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

     Rim.Com Inc.
     7407 E. Ironwood Ct.
     Scottsdale, AZ  85258

     Rimmer Computer, Inc.
     7579 E. Main, Suite 600
     Scottsdale, AZ  85251

     20. BINDING NATURE AND ASSIGNMENT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but it may not be assigned by any party without the consent of the other.

     21. ASSIGNMENT

     Rights and obligations of a party to this Agreement may not be assigned or transferred without the other party's prior written consent thereto.

     22. MODIFICATION

     No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both parties hereto.


     23. COMPLETE AGREEMENT

     This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties.

     24. WAIVER

     The waiver by either party of a breach of any term of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

     25. HEADINGS

     The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

     26. COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto by their respective officers thereunto duly authorized by a majority of their directors as of the date first above written.

                                        RIM.COM INC.

                                        By: /s/ Michael K. Hair
                                           -------------------------------------
                                           Michael K. Hair, President


                                        RIMMER COMPUTER, INC.

                                        By: /s/ Bruce M. King
                                           -------------------------------------
                                           Bruce M. King, Chairman

                                                                       EXHIBIT A


                              AGREEMENT OF EXCHANGE
                                       OF
                                  RIM.COM INC.
                                       AND
                              RIMMER COMPUTER, INC.


     AGREEMENT OF EXCHANGE made as of the 6th of April 2000, by and between Rim.Com Inc., a Nevada corporation (herein "RC"), and Rimmer Computer, Inc., an Arizona corporation (herein "Rimmer"). RC and Rimmer are sometimes hereinafter collectively referred to as the "Constituent Corporations".

                                    RECITALS:

     RC is a Nevada corporation organized on February 14, 2000 and its authorized capital stock consists of 20,000,000 shares of common stock, $.001 par value (the "RC Common Stock") and 10,000,000 shares of preferred stock, $.001 par value (the "RC Preferred Stock"), of which 200,000 shares of RC Common Stock and 0 shares of RC Preferred Stock were issued and outstanding as of April 6, 2000 and no shares of RC Common Stock were reserved for issuance upon exercise of any outstanding common or preferred stock purchase warrants or options.

     Rimmer is an Arizona corporation organized on June 14, 1991 and its authorized capital stock consists of 1,000,000 shares of common stock, no par value (the "Rimmer Common Stock") of which 2,000 shares of Rimmer Common Stock were issued and outstanding as of April 6, 2000 and no shares of Rimmer Common Stock were reserved for issuance upon exercise of any outstanding common stock purchase warrants or options.

     RC and Rimmer have entered into an Agreement Of Share Exchange and Plan of Reorganization dated April 3, 2000 (the "Reorganization Agreement") setting forth certain representations, warranties, agreements and conditions in connection with the exchange provided for herein.

     The respective Board of Directors of RC and Rimmer have, by resolution, duly approved the execution of and the transaction contemplated by the Reorganization Agreement and this Agreement of Exchange and directed that they be submitted to the shareholders of Rimmer for adoption and approval.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                        I

                                    EXCHANGE

     1.1 In accordance with the provisions of this Agreement and Section 1(a) of Reorganization Agreement, each of the 2,000 shares of Rimmer Common Stock outstanding as the Effective Date of the Exchange shall be exchanged for One Thousand Seven Hundred (1,700) shares of Rc Common Stock to be issued upon the Effective Date of the Exchange. RC shall be and is herein sometimes referred to as the "Acquiring Corporation".

     1.2 Upon the Effective Date of the Exchange (as defined in Article III hereof) Rimmer shall become a wholly-owned subsidiary of RC, (i) shall continue to possess all of its rights and property as constituted immediately prior to the Effective Date of the Exchange and (ii) shall continue subject to all of its debts and liabilities as the same shall have existed immediately prior to the Effective Date of the Exchange. All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired.

     1.3 RC hereby agrees that at and after the time when the Exchange shall become effective and as and when required by the provisions of the Reorganization Agreement, RC will issue certificates representing that number of shares of common stock, $.001 par value, of RC (collectively, "Exchange Shares") for which shares of Rimmer Common Stock issued and outstanding immediately prior to the Effective Date of the Exchange will, as of the Effective Date of the Exchange and by virtue of the Exchange, be exchanged as hereinafter provided.

     1.4 The Exchange shall not become effective until the following actions shall have been completed: (i) this Agreement of Exchange shall have been adopted and approved by unanimous written consent of the shareholders of Rimmer in accordance with the requirements of Arizona corporate law; and (ii) all of the other conditions precedent to the consummation of the Exchange specified in the Reorganization Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof.


                                       II

                               EXCHANGE OF SHARES

     The manner and basis of exchanging shares of Rimmer Common Stock for the Exchange Shares and the exchange of certificates therefor, shall be as follows:

     2.1 Each one (1.0) share of Rimmer Common Stock which shall be issued and outstanding immediately prior to the Effective Date of the Exchange shall, by virtue of the Exchange and without any action on the part of the holder thereof other than that set forth in the Reorganization Agreement, be exchanged at the Effective Date of the Exchange into One Thousand Seven Hundred (1,700) shares of the Exchange Shares. If between the date hereof and the Effective Date of the Exchange, RC or Rimmer shall either effect any reclassification, recapitalization, subdivision, combination or exchange of shares, in respect of their respective outstanding common stock, or a stock dividend thereon shall be declared with a record date within said period, the per share amounts of the Exchange Shares to be issued and delivered as provided in this Agreement shall be appropriately adjusted.

     2.2 After the Effective Date of the Exchange certificates evidencing outstanding shares of Rimmer Common Stock shall evidence the right of the holder thereof to receive certificates for shares of the Exchange Shares at the applicable rate as aforesaid. Each holder of Rimmer Common Stock, upon surrender of the certificate or certificates, which prior thereto represented shares of Rimmer Common Stock, to RC's stock transfer agent, which shall act as the exchange agent (the "Exchange Agent") for such shareholder to effect the exchange of certificates on their behalf, shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole shares of the Exchange Shares into which the shares of Rimmer Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as aforesaid. Until so surrendered, each such outstanding certificate for shares of Rimmer Common Stock shall be deemed for all corporate purposes, including voting rights, subject to the future provisions of this Article II, to evidence the ownership of the shares of the Exchange Shares into which such shares have been so exchanged. No dividends or distributions will be paid to persons entitled to receive certificates for shares of the Exchange Shares pursuant hereto until such persons shall have surrendered their certificates which prior to the Effective Date of the Exchange represented shares of Rimmer Common Stock; but there shall be paid to the record holder of each such certificate, with respect to the number of whole shares of the Exchange Shares issued in exchange therefor (i) upon such surrender,the amount of any dividends or distributions with a record date subsequent to the Effective Date of the Exchange and prior to surrender which shall have become payable thereon since the Effective Date of the Exchange, without interest, and
(ii) after such surrender, the amount of any dividends thereon with a record date subsequent to the Effective Date of the Exchange and prior to surrender and the payment date of which shall be subsequent to surrender; such amount to be paid on such payment date.

     2.3 No certificate representing a fraction of a share of the Exchange Shares will be issued and no right to vote or receive any distribution or any other right of a shareholder shall attach to any fractional interest in a share of the Exchange Shares to which any holder of shares of Rimmer Common Stock would otherwise be entitled hereunder. In lieu thereof, each holder of shares of Rimmer Common Stock entitled to a fraction of a share of the Exchange Shares shall receive one whole share of RC Common Stock if the fraction of a share is equal to or greater than one-half share (.50); otherwise, the holder of the fraction of a share shall receive no additional share.

     2.4 If any certificate for shares of the Exchange Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of the Exchange Shares in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     2.5 At the Effective Date of the Exchange, all shares of Rimmer Common Stock which shall then be held in its treasury, if any, shall cease to exist, and all certificates representing such shares shall be canceled.

                                       III

               EFFECTIVE DATE OF EXCHANGE; ABANDONMENT OF EXCHANGE

     3.1 Subject to the provisions of this Article III, this Agreement shall be submitted to the shareholders of Rimmer as provided in the Reorganization Agreement. If adopted and approved by the vote of the shareholders of each of the Constituent Corporations, if required by statute, and if all of the conditions precedent to the consummation of the Exchange specified in the Reorganization Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then unless terminated as provided in this
Article III, the Exchange Certificate shall be filed with the Secretary of the States of Nevada and Arizona. The Effective Date of the Exchange is the date upon which a duly executed copy of the Exchange Certificate is filed with the Secretary of the States of Nevada and Arizona. The date when the Exchange shall become effective as aforesaid is herein called the "Effective Date of the Exchange".

     3.2 This Agreement of Exchange may be terminated and the proposed Exchange abandoned at any time prior to the Effective Date of the Exchange, and whether before or after approval of this Agreement of Exchange by the Board of Directors or shareholders of either of the Constituent Corporations, in the manner provided in the Reorganization Agreement.

                                       IV

                                  MISCELLANEOUS

     4.1 For the convenience of the parties hereto and to facilitate the filing of this Agreement of Exchange, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

     4.2 At any time prior to the Effective Date of the Exchange the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive (in the manner specified in Paragraph 16 of the Reorganization Agreement) any breach or inaccuracy in the representations and warranties contained in this Agreement of Exchange or in the Reorganization Agreement or in any document delivered pursuant thereto, or (c) waive (in the manner specified in Paragraph 15 of the Reorganization Agreement) compliance with any of the covenants, conditions or agreements contained in this Agreement of Exchange or in the Reorganization Agreement.

     4.3 The corporation parties to this Agreement are also parties to the Reorganization Agreement. The two agreements are intended to be construed together in order to effectuate their purposes, and said agreements are intended as a plan or reorganization within the meaning of Section 368 of the Internal Revenue Code of 1954, as amended.

     IN WITNESS WHEREOF, each of the undersigned corporations has caused this Agreement of Exchange to be signed in its corporate name by its duly authorized officers and its corporate seal to be affixed hereto, all as of the date first above written.


                                        RIM.COM INC.


                                        By:
                                           -------------------------------------
                                           President


                                        RIMMER COMPUTER, INC.

                                        By:
                                           -------------------------------------
                                           Chairman